Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2010 Contact: Keith Schroeder Chief Financial Officer (918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS THIRD QUARTER RESULTS

PRYOR, OKLAHOMA (October 27, 2010) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended September 30, 2010, of $1.4 million, or $0.18 per diluted share, compared with $3.8 million or $0.52 per diluted share, in the same period in 2009. For the first nine months of 2010, net income was $5.0 million, or $0.64 per diluted share compared with net income of $10.4 million, or $1.49 per diluted share, reported for the first nine months of 2009.

Three-month period ended September 30, 2010

Net sales in the quarter ended September 30, 2010 were $24.5 million, which were flat compared to the net sales of $24.6 million in the same period of 2009. Net sales of converted product were $19.7 million in the 2010 quarter, a decrease of $2.5 million or 11%, compared to the same quarter in the prior year. Net sales of parent rolls were $4.9 million in the third quarter of 2010, an increase of $2.5 million, or 103%, compared to $2.4 million in parent roll sales in the same quarter in the prior year. The decrease in converted product sales resulted from a decline in tonnage shipped. Net sales of parent rolls were positively affected by a 67% increase in parent roll tonnage shipped, primarily due to excess paper making capacity resulting from lower requirements from our converting operation, and a 22% increase in the net selling price.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended September 30, 2010 was $4.1 million, a decrease of $2.6 million or 38%, compared to $6.7 million for the same period in the prior year. As a percent of net sales, EBITDA was 16.7% in the 2010 quarter compared with 27.1% in the 2009 quarter.

Gross profit for the quarter ended September 30, 2010 was $4.0 million, a decrease of $3.4 million or 46%, when compared with a gross profit of $7.4 million in the comparable prior year quarter. Gross profit as a percent of net sales was 16.4% in the third quarter of 2010 compared to 30.3% for the same period in 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper prices, lower shipment volumes of converted products which also caused an increase in per case converting production costs, a higher percentage of parent roll sales and higher depreciation expense. Cost of waste paper in the third quarter of 2010 was 38% higher than the cost in the same quarter of 2009, resulting in increased cost of sales of approximately $1.5 million. Unit production costs in the converting facility in the third quarter of 2010 were unfavorable to those experienced in the prior year quarter primarily due to lower period-over-period production. Parent roll tonnage shipments increased in the quarter due to increased availability of parent rolls caused by the lower requirements in converting operations and a stronger parent roll market that allowed profitable shipments to outside customers. As a result, parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit margin than converted product sales.

In the third quarter of 2010, selling, general and administrative expenses totaled $1.6 million, which were $123,000, or 7%, less than the $1.8 million incurred in the same period of 2009. Reduced accruals under the incentive bonus program was the primary reason for the period-over-period decrease. As a percent of net sales, selling, general and administrative expenses decreased to 6.7% for the quarter ended September 30, 2010, compared to 7.2% for the prior year quarter.

Interest expense for the third quarter of 2010 totaled $249,000 compared to interest expense of $174,000 in the same period in 2009. The increase was primarily due to higher interest rates and increased borrowing levels due to borrowings under construction loans for a waste water treatment plant expansion and a new warehouse project.

As of September 30, 2010, the full year effective tax rate is estimated to be 30.1%. The estimated effective tax rate for the current year includes the effects of the expiration of the Federal Indian Employment Credit and accelerated depreciation on former Indian lands in Oklahoma, both of which expired as of the end of 2009.

Nine-month period ended September 30, 2010

Net sales decreased $2.1 million, to $70.2 million in the nine months ended September 30, 2010 compared to $72.3 million in the same period of 2009. A decrease in net sales of converted product of $8.3 million or 13% to $57.5 million was partially offset by an increase in net sales of parent rolls of $6.2 million or 94% to $12.8 million. Net sales of converted product decreased due to an 8% decrease in the volume of tonnage shipped and a 5% decrease in net selling prices. The reduction in net selling prices was primarily product mix related. Net sales of parent rolls increased due to an 83% increase in tonnage shipped, primarily due to excess paper making capacity resulting from lower requirements of our converting operation, and a 6% increase in net selling prices.

EBITDA for the nine months ended September 30, 2010 decreased to $11.8 million or 37% compared to the $18.7 of EBITDA reported for the first nine months of 2009. As a percent of net sales, EBITDA was 16.7% in the 2010 period, compared to 25.8% in the same period of 2009.

Gross profit for the nine months ended September 30, 2010 was $13.0 million, a decrease of $8.7 million or 40% compared to gross profit of $21.7 million in the same period of 2009. As a percent of net sales, gross profit was 18.5% in the 2010 period compared to 30.0% in the same period of 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper costs, lower converted product shipment volumes which also caused an increase in converted product production costs, a higher percentage of parent roll sales and higher depreciation. Cost of waste paper for the first nine months of 2010 was 48% higher than the cost in the same period of 2009, resulting in increased cost of sales of approximately $5.0 million.

Selling, general and administrative expenses in the nine months ended September 30, 2010 totaled $5.2 million, a decrease of $464,000, or 8%, compared to $5.7 million in the same period of 2009. Reduced accruals under the Company’s incentive bonus plan due to lower earnings, reduced legal and professional fees, and reduced stock option expense, primarily due to the lower stock price were the primary factors of the decrease. As a percent of net sales, selling, general and administrative expenses were 7.4% for the nine months ended September 30, 2010 compared to 7.9% for the same period in 2009.

Interest expense for the nine-month period ended September 30, 2010 totaled $675,000 compared to interest expense of $468,000 in the same period of 2009. Increased borrowings primarily due to borrowings to finance the previously discussed capital expenditures and higher interest rates were the reason for the increase.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “In this period of economic uncertainty and competitive market conditions, our core converted product business was stable during the third quarter compared to the second quarter of this year. In addition, the price of waste paper, our major cost component, was relatively flat on a sequential quarter basis. Our new converting line is up and running and we completed our new warehouse, allowing us to eliminate the costs of external warehousing. An increasingly competitive market faces us as we continue our efforts to build our core converted product business and gain new business into the higher quality, mid-tier market.”

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its third quarter earnings at 10:00 a.m. (ET) on Thursday, October 28, 2010. All interested parties may participate in the teleconference by calling 866 800 8648 and providing pass code 49913727. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 12, 2010.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a broad range of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company Selected Financial Data (in thousands, except net selling price per ton, tonnage, cost per ton and per share data)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2010		2009	2010	2009
Converted Product Net Sales	$19,669		$22,160	$57,492	$65,750
Parent Roll Net Sales	4,854		2,397	12,756	6,578
Net Sales	24,523		24,557	70,248	72,328
Cost of Sales	20,494		17,128	57,283	50,639
Gross Profit	4,029		7,429	12,965	21,689
Selling, General and Administrative Expenses	1,649		1,772	5,225	5,689
Operating Income	2,380		5,657	7,740	16,000
Interest Expense	249		174	675	468
Other Income	(24)		(5)	(51)	(9)
Income Before Income Taxes	2,155		5,488	7,116	15,541
Provision for Income Taxes	713		1,673	2,142	5,154
Net Income	$1,442		$3,815	$4,974	$10,387

Average number of shares outstanding, basic	7,486,725		6,838,726	7,456,455	6,562,051
Average number of shares outstanding, diluted	7,762,210		7,304,226	7,757,773	6,955,133

Net income per share:
Basic	$0.20		$0.56	$0.67	$1.58
Diluted	$0.18		$0.52	$0.64	$1.49

Operating Data:
Total Tons Shipped	14,720		13,755	42,513	38,481
Net Selling Price per Ton	$1,666		$1,785	$1,652	$1,880
Total Paper Cost per Ton Consumed	$773		$678	$783	$669
Total Paper Cost	$11,324		$9,329	$32,415	$25,763

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,408		$4,063	$10,520	$14,060
Investing Activities	$(4,688)		$(21,911)	$(14,390)	$(29,056)
Financing Activities	$906		$16,371	$2,644	$15,302

		As of
	September 30,	December 31,
Balance Sheet Data:	2010		2009
Cash	$6		$1,232
Accounts Receivable, net	7,468		6,750
Inventory, net	7,487		7,569
Short Term Investments	9,516		18,509
Other Current Assets	4,049		1,044
Property Plant and Equipment	110,864		87,535
Accumulated Depreciation	(18,764)		(14,844)
Net Property Plant and Equipment	92,100		72,691
Other Long Term Assets	92		104
Total Assets	$120,718		$107,899

Accounts Payable	$5,688		$4,049
Accrued Liabilities	4,077		3,118
Total Debt	25,944		23,275
Deferred Income Taxes	16,442		14,337
Total Stockholders' Equity	68,567		63,120
Total Liabilities and Stockholders' Equity	$120,718		$107,899

Non-GAAP Measurements

	Three Months Ended September 30,			Nine Months Ended September 30,
EBITDA Reconciliation:	2010		2009	2010	2009
Net Income	$1,442		$3,815	$4,974	$10,387
Plus: Interest Expense	249		174	675	468
Plus: Income Tax Expense	713		1,673	2,142	5,154
Plus: Depreciation	1,696		1,003	3,974	2,641
Earnings Before Interest, Income Tax and Depreciation	$4,100		$6,665	$11,765	$18,650
and Amortization (EBITDA)

		As of
	September 30,	December 31,
Net Debt Reconciliation:	2010		2009
Current Portion Long Term Debt	$8,839		$3,742
Long-Term Debt	17,105		19,533
Total Debt	25,944		23,275
Less Cash	(6)		(1,232)
Less Short Term Investments	(9,516)		(18,509)
Net Debt	$16,422		$3,534